Exhibit 2.3

Execution Version

PURCHASE, SALE, TERMINATION AND EXCHANGE AGREEMENT

This PURCHASE, SALE, TERMINATION AND EXCHANGE AGREEMENT (this “Agreement”), dated as of February 10, 2025 (the “Execution Date”), is entered into by and among Pogo Royalty, LLC, a Texas limited liability company (“Pogo Royalty”), CIC Pogo LP, a Delaware limited partnership (“CIC”), DenCo Resources, LLC, a Texas limited liability company (“DenCo”), Pogo Resources Management, LLC, a Texas limited liability company (“Pogo Resources Management”), and 4400 Holdings, LLC, a Texas limited liability company (“4400” and, together with Pogo Royalty, CIC, DenCo and Pogo Resources Management, the “Sellers”), EON Resources Inc., a Delaware corporation (the “Company”), HNRA Upstream, LLC, a Delaware limited liability company (“OpCo”), HNRA Royalties, LLC, a Delaware limited liability company (“EONR Royalties”) and HNRA Partner, Inc. a Delaware corporation (the “SPAC Subsidiary” and, together with the Company, OpCo and EONR Royalties, the “Purchasers”). The Sellers and the Purchasers are referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, on December 27, 2022, certain Purchasers and Sellers entered into that certain Membership Interest Purchase Agreement, pursuant to which, among other transactions, certain Purchasers were to purchase 100% of the outstanding membership interests (the “Target Interests”) of Pogo Resources, LLC, a Texas limited liability company (“Pogo Resources”), from the applicable Sellers;

WHEREAS, on August 25, 2023, certain Purchasers and Sellers entered into that certain Amended and Restated Membership Interest Purchase Agreement (as amended, the “MIPA”), pursuant to which certain Purchasers would purchase the Target Interests for, together with other consideration, (i) $31,074,127 in immediately available funds, (ii) 2,000,000 Class B Common Units of OpCo (“OpCo Class B Units”), (iii) 1,500,000 Class A Preferred Units of OpCo (the “Preferred Units”) and (iv) a promissory note of OpCo in the principal amount of $15,000,000 which, as of the date hereof, has a balance, with accrued interest, equal to approximately $18,250,00 (the “Seller Note”);

WHEREAS, on November 15, 2023, in connection with the closing of the transactions contemplated by the MIPA, OpCo issued the Preferred Units and the Seller Note to Pogo Royalty;

WHEREAS, the Preferred Units are convertible into OpCo Class B Units at a ratio equal to the quotient of $20 divided by the average of the daily VWAP of the Class A Common Stock (as defined below), and thereafter may be exchanged for shares of Class A Common Stock on a one-to-one basis;

WHEREAS, Pogo Royalty owns a ten percent (10.0%) overriding royalty interest (the “ORRI”) in certain oil and gas leases of Pogo Resources as fully described in the Conveyance Agreement and subject to the Override Agreement (each as defined below); and

WHEREAS, subject to the terms and conditions of this Agreement, (i) Pogo Royalty desires to sell, and EONR Royalties desires to purchase, all of Pogo Royalty’s right, title and interest in and to the ORRI, (ii) Pogo Royalty desires to waive the interest payable under the Seller Note, reduce the principal thereof and settle and discharge the remaining principal thereof in exchange for the payment by OpCo of the Note Payoff Fee, and OpCo desires to pay such Note Payoff Fee and accept such waiver, reduction and discharge and (iii) Pogo Royalty desires to exchange the Preferred Units for 3,000,000 shares of Class A Common Stock.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, representations, warranties, covenants, conditions, and agreements set forth herein, and for other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Capitalized terms used in this Agreement are defined herein or on Exhibit A.

Article I
PURCHASE AND SALE TRANSACTIONS

Section 1.1   Purchase and Sale of the ORRI.

(a) Upon the terms and subject to the conditions contained herein, at the Closing, Pogo Royalty shall sell, assign and transfer to EONR Royalties, and EONR Royalties shall purchase and accept from Pogo Royalty, the ORRI, together with all rights, advantages and obligations related thereto (the “ORRI Purchase”).

(b) The aggregate consideration for the purchase and sale of the ORRI shall be an amount in cash equal to $14,000,000 (the “ORRI Purchase Price”).

Section 1.2   Termination of the Seller Note.

(a) Upon the terms and subject to the conditions contained herein, at the Closing, Pogo Royalty shall (i) reduce the outstanding principal amount of the Seller Note to an aggregate principal amount of $8,000,000 (the “Reduced Seller Note”) and (ii) discharge the Reduced Seller Note (the “Note Payoff”) in exchange for an amount in cash equal to $8,000,000 (the “Note Payoff Fee”). The Parties acknowledge and agree that the reduction of the Seller Note pursuant to this Section 1.2(a) shall be treated for all tax purposes as an adjustment to the purchase price applicable to the Target Interests pursuant to Section 108(e)(5) of the Internal Revenue Code of 1986, as amended, to the maximum extent permitted by applicable law.

(b) In connection with the Note Payoff, all outstanding interest accrued under the Seller Note shall be waived by Pogo Royalty (the “Termination”).

Section 1.3   Exchange of the Preferred Units. Upon the terms and subject to the conditions contained herein, at the Closing, Pogo Royalty shall assign and transfer to OpCo, free and clear of any and all Liens (other than restrictions on transfer arising under applicable securities Law), the Preferred Units, together with all rights, advantages and obligations related thereto, in exchange for the issuance by the Company of 3,000,000 shares of Class A Common Stock (the “Preferred Unit Exchange” and, such shares, the “Share Consideration”).

Article II
CLOSING

Section 2.1   Closing Payments. At the Closing, (a) EONR Royalties will deliver, or cause to be delivered, to Pogo Royalty, by wire transfer of immediately available funds into an account designated by Pogo Royalty, the ORRI Purchase Price, and (b) OpCo will deliver, or cause to be delivered, to Pogo Royalty, by wire transfer of immediately available funds into accounts designated by Pogo Royalty, the Note Payoff Fee.

Section 2.2   Closing. Upon the terms and subject to the conditions set forth herein, the consummation of the Transactions (the “Closing”) shall take place remotely by electronic mail and other electronic exchange of documents among the Parties and their respective counsel no later than the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or at such other time and place as the Purchasers and the Sellers may agree. The date on which the Closing occurs shall be referred to as the “Closing Date.” Except as otherwise expressly provided herein, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed, and delivered.

Section 2.3   The Sellers’ Closing Deliverables. At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchasers:

(a) an executed counterpart of an instrument of conveyance effecting the ORRI Purchase in a form reasonably agreed upon by Pogo Royalty and EONR Royalties; provided, that such form (i) shall contain a special warranty of title by, through and under Pogo Royalty and (ii) shall provide that the effective date of the conveyance shall be the first day of the month occurring after the Closing Date;

(b) a payoff letter from the lender under the ORRI Loan;

(c) documentation effecting the Note Payoff and the Termination in a form reasonably agreed upon by Pogo Royalty and OpCo;

(d) an executed counterpart of documentation effecting the Preferred Unit Exchange in a form reasonably agreed upon by Pogo Royalty, the Company and OpCo;

(e) the certificate of Pogo Royalty required to be delivered pursuant to Section 6.2(b); and

(f) a certificate of Pogo Royalty, duly executed by an officer of Pogo Royalty, certifying as to the resolutions of the governing body of Pogo Royalty, approving the execution and delivery of this Agreement and the consummation of the Transactions.

Section 2.4   The Purchasers’ Deliverables. At the Closing, the applicable Purchaser shall deliver, or shall cause to be delivered, to the Seller:

(a) the ORRI Purchase Price;

(b) the Note Payoff Fee;

(c) an executed counterpart of an instrument of conveyance effecting the ORRI Purchase in a form reasonably agreed upon by Pogo Royalty and EONR Royalties; provided, that such form (i) shall contain a special warranty of title by, through and under Pogo Royalty and (ii) shall provide that the effective date of the conveyance shall be the first day of the month occurring after the Closing Date;

(d) an executed counterpart of documentation effecting the Preferred Unit Exchange in a form reasonably agreed upon by Pogo Royalty, the Company and OpCo;

(e) evidence reasonably acceptable to Pogo Royalty that the Share Consideration is free and clear of all liens and that records the Purchaser as the registered owner of such shares on the books and records of the Company (which may consist of evidence that irrevocable instructions have been given for the Share Consideration to be deposited by book entry transfer to the account of Pogo Royalty designated in writing);

(f) the certificate of the Purchasers required to be delivered pursuant to Section 6.1(b); and

(g) a certificate of the Purchasers, duly executed by an officer of each Purchaser, certifying as to (i) the resolutions of the governing body of each Purchaser, approving the execution and delivery of this Agreement and the consummation of the Transactions, and (ii) a certificate of good standing (or comparable certificate) dated as of a date reasonably prior to the date hereof with respect to the Company issued by the Secretary of State of the State of Delaware.

Section 2.5   Release of the Escrowed Shares. As consideration for executing this Agreement, the Purchasers hereby permanently release Pogo Royalty’s 500,000 OpCo Class B Units that are currently held in escrow in connection with the MIPA. The Company agrees to promptly process, and cause the Company’s transfer agent to promptly process, any exchange notice delivered by or on behalf of Pogo Royalty (including any exchange notice delivered by Pogo Royalty’s broker or other representatives). Pogo Royalty will deliver, or cause to be delivered, such exchange notice to be delivered no later than two Business Days after the Execution Date.

Article III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, hereby represent and warrant to the Purchasers that, on and as of the date of this Agreement:

Section 3.1   Organization and Good Standing; Authorization of Agreement. Each Seller is duly organized, validly existing, and in good standing under the Laws of the State of Texas and has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument, or certificate contemplated by this Agreement to be executed and delivered by such Seller pursuant to Section 2.3 (collectively, the “Seller Documents”) and to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each Seller (and all other Seller Documents required hereunder to be executed and delivered by each Seller at the Closing will be duly executed and delivered by such Seller), and (assuming due authorization, execution, and delivery by the Purchasers, if applicable) this Agreement constitutes, and at the Closing the Seller Documents will constitute, legal, valid, and binding obligations of such Seller enforceable against it in accordance with their respective terms, except as limited by applicable bankruptcy, reorganization, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and the availability of equitable remedies.

Section 3.2   Conflicts; Consents of Third Parties; Legal Proceedings.

(a) None of the execution and delivery by each Seller of this Agreement or the Seller Documents, the consummation by each Seller of the Transactions, or compliance by each Seller with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, (i) such Seller’s organizational documents, (ii) any Order applicable to such Seller or by which any of its properties or assets are bound, or (iii) any applicable Law, except for any of the matters referred to in clause (ii) or (iii) which would not reasonably be expected to prevent, impede or otherwise adversely affect in any material respect the Transactions.

(b) Assuming repayment of the ORRI Loan at the Closing, none of the execution and delivery by each Seller of this Agreement, the consummation by each Seller of the Transactions, or compliance by each Seller with any of the provisions hereof will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of, any obligation or the loss of a material benefit under, or give rise to any obligation of such Seller to make any material payment under, or to the increased, additional, accelerated, or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of such Seller, under any provision of (i) any material Contract or material Permit to which such Seller is a party or by which any of the properties or assets of such Seller is bound, (ii) any Order applicable to such Seller or by which any of its properties or assets are bound, or (iii) any applicable Law.

(c) Assuming repayment of the ORRI Loan at Closing, no consent, waiver, approval, Order, Permit, or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of each Seller in connection with the execution and delivery of this Agreement or the Seller Documents, the compliance with any of the provisions hereof or thereof, or the consummation of the Transactions, other than, in each case, such consents, waivers, approvals, Orders, Permits, authorizations, declarations and filings (i) that may be required solely by reason of the status, nature or identity of any Purchaser, or (ii) which if not obtained or made, would not reasonably be expected to prevent, impede or otherwise adversely affect in any material respect the Transactions or the Seller Documents.

(d) There is no Legal Proceeding pending or, to any Seller’s knowledge, threatened against any Seller or to which any Seller is otherwise a party relating to the ownership of the ORRI, this Agreement, the Seller Documents, or the Transactions. No Seller is subject to any outstanding Order that affects or could reasonably be expected to affect in any material respect its ability to perform its respective obligations under this Agreement or the Seller Documents.

Section 3.3   Ownership.

(a) Pogo Royalty is the record and beneficial owner of the ORRI, free and clear of any and all Liens (other than the ORRI Loan, which will be repaid at Closing).

(b) Pogo Royalty is the record and beneficial owner of the Preferred Units, free and clear of any and all Liens (other than restrictions on transfer arising under applicable securities Law and the OpCo LLC Agreement).

(c) Pogo Royalty is the beneficiary of the Seller Note and has not transferred any interest in, or expectation owed to it under, the Seller Note.

Section 3.4   Reliance on Advice of Counsel. In executing this Agreement, each Seller: (a) has read and considered this Agreement carefully; (b) was represented by counsel in the negotiation and formation of this Agreement, which negotiation was conducted by the Parties at arm’s length; (c) has discussed this Agreement with, and relied upon the advice of, such Seller’s counsel; (d) has been given an adequate and reasonable period of time to consider this Agreement before signing; (e) fully understands the extent and impact of each of this Agreement’s terms and provisions; and (f) has executed this Agreement knowingly, voluntarily, and without any coercion, undue influence, threat, or intimidation of any kind whatsoever.

Section 3.5   Investigation; No Reliance; Disclosure.

(a) Each Seller (i) obtained, or was given sufficient time and opportunity to obtain but declined to do so, an independent fairness opinion in regard to the Transactions; (ii) has made its own inquiry and investigation into and, based thereon, has formed an independent judgment concerning the Closing Consideration and the Purchasers, and such Seller has been furnished with or given full access to such information about the Closing Consideration and the Purchasers as it requested and considered material and/or necessary in determining whether the terms of this Agreement and the Transactions are fair and whether to enter into this Agreement and consummate the Transactions; (iii) has had an opportunity to ask any and all questions of and receive answers from the Purchasers and/or their representatives with respect to any matter such Seller considers material and/or necessary in determining whether to enter into this Agreement and to consummate the Transactions; (iv) is relying upon its own independent judgment, knowledge, understanding, and investigation of the matters pertinent hereto and is not relying upon any promises, statements, representations, covenants, warranties, understandings, expectations, or agreements, whether written or oral, express or implied, made by the Purchasers, any Affiliate of the Purchasers or any other Person, other than as expressly set forth in this Agreement; and (v) expressly waives reliance on, and any claims against, the Purchasers and their respective Affiliates and representatives related to alleged unfairness of the terms of this Agreement or the Transactions.

(b) Each Seller understands and acknowledges that (i) the Purchasers may possess information not known to such Seller that may affect the value of the ORRI, the Seller Note and the Preferred Units sold by Pogo Royalty to the Purchasers hereunder, (ii) the Purchasers may not have disclosed such information (if any) to such Seller, (iii) such information could affect the price of the ORRI, the Seller Note or the Preferred Units sold by Pogo Royalty to the Purchasers, and (iv) such Seller is experienced, sophisticated, and knowledgeable in (A) the trading and/or selling of instruments of companies such as the ORRI, the Seller Note and the Preferred Units, and (B) the oil and gas industry and related business transactions. Each Seller has, based on such information as it deemed adequate and appropriate, and the representations and warranties set forth in Article IV, made its own independent evaluation of the value of the ORRI, the Seller Note and the Preferred Units being sold by Pogo Royalty hereunder without any reliance on the Purchasers or any of their respective Affiliates or any representatives (other than, for the avoidance of doubt, its reliance on the representations and warranties set forth in Article IV). Each Seller further understands and acknowledges (A) the disadvantage to which such Seller may be subject due to any disparity of information, and (B) that neither the Purchasers nor any of their respective Affiliates or representatives shall have any liability to such Seller due to or in connection with the non-disclosure of information (if any) in connection with the Transactions, as applicable.

(c) For purposes of negotiating, considering the merits of, and executing this Agreement and the Transactions, each Seller acknowledges that no Purchaser or any of Purchasers’ Affiliates is or was a fiduciary of such Seller, whether based on an informal or formal fiduciary relationship. Without limiting the generality of the foregoing, and except with respect to claims for intentional common law fraud, in executing this Agreement, each Seller unequivocally represents, acknowledges, and states that it is knowingly waiving (i) any claim that this Agreement was induced by any misrepresentations or nondisclosure, and (ii) any right to rescind, amend, or avoid this Agreement based upon presently existing facts, whether known or unknown, disclosed or undisclosed, or based on any alleged fiduciary duty, special relationship, or any other alleged duties of any kind whatsoever.

Section 3.6   No Other Representations or Warranties. Except as expressly set forth in Article IV hereof, none of the Purchasers nor any of their respective Affiliates or representatives has made and shall not be deemed to have made to the Sellers or to any of their respective representatives or Affiliates any representation or warranty of any kind, and any such other representations or warranties are hereby expressly disclaimed, and each Seller hereby expressly disclaims reliance on any such other representation or warranty. Except as expressly set forth in Article IV hereof, no Person has been authorized by the Purchasers or any of their respective Affiliates or representatives to make any representation or warranty relating to the Closing Consideration, the Purchasers, or otherwise in connection with the Transactions and, if made, each Seller disclaims reliance on such representation or warranty. Without limiting the generality of the foregoing, except as expressly set forth in Article IV hereof, none of the Purchasers, their respective Affiliates or representatives, or any other Person makes or has made, and no Seller has relied on, any representation or warranty to the Sellers or to any of their respective representatives or Affiliates with respect to (a) any projections, reserves, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof), or future financial condition (or any component thereof) of the Closing Consideration or the Company heretofore or hereafter delivered to or made available to the Sellers or their representatives or Affiliates, or (b) any other information, statements, or documents heretofore or hereafter delivered to or made available to the Sellers or their representatives or Affiliates.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE Purchasers

Each Purchaser, jointly and severally, hereby represents and warrants to the Sellers that, on and as of the date of this Agreement:

Section 4.1   Organization and Good Standing; Authorization of Agreement. Each Purchaser is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of formation and has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument, or certificate contemplated by this Agreement to be executed and delivered by the Purchasers pursuant to Section 2.4 (collectively, the “Purchaser Documents”) and to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each Purchaser, as applicable (and all other Purchaser Documents required hereunder to be executed and delivered by such Purchaser at the Closing will be duly executed and delivered by such Purchaser), and (assuming due authorization, execution, and delivery by the Sellers, if applicable) this Agreement constitutes, and at the Closing the Purchaser Documents will constitute, legal, valid, and binding obligations of the Purchasers, as applicable, enforceable against them in accordance with their respective terms, except as limited by applicable bankruptcy, reorganization, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and the availability of equitable remedies.

Section 4.2   Conflicts; Consents of Third Parties; Legal Proceedings.

(a) None of the execution and delivery by the Purchasers of this Agreement or the Purchaser Documents, the consummation by the Purchasers of the Transactions, or compliance by the Purchasers with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, (i) the organizational documents of any Purchaser, (ii) any Order applicable to the Purchasers or by which any of their properties or assets are bound, or (iii) any applicable Law, except for any of the matters referred to in clause (ii) or (iii) which would not reasonably be expected to prevent, impede or otherwise adversely affect in any material respect the Transactions or the Purchaser Documents.

(b) Subject to receipt of the Lender Consent, none of the execution and delivery by the Purchasers of this Agreement, the consummation by the Purchasers of the Transactions, or compliance by the Purchasers with any of the provisions hereof will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of, any obligation or the loss of a material benefit under, or give rise to any obligation of the Purchasers to make any material payment under, or to the increased, additional, accelerated, or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Purchasers, under any provision of (i) any material Contract or material Permit to which any Purchaser is a party or by which any of the properties or assets of the such Purchaser is bound, (ii) any Order applicable to the Purchasers or by which any of their properties or assets are bound, or (iii) any applicable Law.

(c) Subject to receipt of the Lender Consent, no consent, waiver, approval, Order, Permit, or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchasers in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance with any of the provisions hereof or thereof, or the consummation of the Transactions, other than, in each case, such consents, waivers, approvals, Orders, Permits, authorizations, declarations and filings (i) that may be required solely by reason of the status, nature or identity of any Purchaser, or (ii) which if not obtained or made, would not reasonably be expected to have a material adverse effect on the Purchasers.

(d) There is no Legal Proceeding pending or, to the Purchasers’ knowledge, threatened against the Purchasers or to which any Purchaser is otherwise a party relating to this Agreement, the Purchaser Documents, or the Transactions except for certain claims related to employee compensation brought in the state of New Mexico. The Purchasers are not subject to any outstanding Order that affects or could reasonably be expected to affect in any material respect their ability to perform their respective obligations under this Agreement or the Purchaser Documents.

Section 4.3   Authorized Shares. As of the date of this Agreement, the total number of shares of all classes of stock that the Corporation shall have authority to issue is 121,000,000 shares, consisting of: (a) 120,000,000 shares of common stock, divided into (i) 100,000,000 shares of Class A common stock, with the par value of $0.0001 per share (the “Class A Common Stock”), and (ii) 20,000,000 shares of Class B common stock, with the par value of $0.0001 per share; and (ii) 1,000,000 shares of preferred stock, with the par value of $0.0001 per share. Other than as disclosed in the Company’s SEC filings, there are no preemptive or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, agreements, arrangements or commitments under which the Company is or may become obligated to issue or sell, or which give any Person a right to subscribe for or acquire, any securities or interests or obligations exercisable or exchangeable for or convertible into any capital stock or other equity interest or claim with respect to the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

Section 4.4   Class A Common Stock. The Share Consideration to be issued pursuant to this Agreement has been duly authorized by all necessary corporate action. When issued and transferred against receipt of the consideration therefor as provided in this Agreement, such Share Consideration will be validly issued, fully paid and nonassessable, will not be subject to preemptive rights of any other Person.

Section 4.5   Reliance on Advice of Counsel. In executing this Agreement, each Purchaser: (a) has read and considered this Agreement carefully; (b) was represented by counsel in the negotiation and formation of this Agreement, which negotiation was conducted by the Parties at arm’s length; (c) has discussed this Agreement with, and relied upon the advice of, such Purchaser’s counsel; (d) has been given an adequate and reasonable period of time to consider this Agreement before signing; (e) fully understands the extent and impact of each of this Agreement’s terms and provisions; and (f) has executed this Agreement knowingly, voluntarily, and without any coercion, undue influence, threat, or intimidation of any kind whatsoever.

Section 4.6   Investigation; No Reliance; Disclosure.

(a) Each Purchaser (i) obtained, or was given sufficient time and opportunity to obtain but declined to do so, an independent fairness opinion in regard to the Transactions; (ii) has made its own inquiry and investigation into and, based thereon, has formed an independent judgment concerning the Closing Consideration, and each Purchaser has been furnished with or given full access to such information about Closing Consideration as it requested and considered material and/or necessary in determining whether the terms of this Agreement and the Transactions are fair and whether to enter into this Agreement and consummate the Transactions; (iii) is relying upon its own independent judgment, knowledge, understanding, and investigation of the matters pertinent hereto and is not relying upon any promises, statements, representations, covenants, warranties, understandings, expectations, or agreements, whether written or oral, express or implied, made by the Sellers, any Affiliate of the Sellers, or any other Person, other than as expressly set forth in this Agreement; and (iv) expressly waives reliance on, and any claims against, the Sellers and their respective Affiliates and representatives related to alleged unfairness of the terms of this Agreement or the Transactions.

(b) Each Purchaser understands and acknowledges that (i) the Sellers may possess information not known to such Purchaser that may affect the value of the ORRI, the Seller Note and the Preferred Units purchased by such Purchaser from Pogo Royalty hereunder, (ii) the Sellers may not have disclosed such information (if any) to such Purchaser, (iii) such information could affect the price of the ORRI, the Seller Note and the Preferred Units purchased by such Purchaser from Pogo Royalty, and (iv) such Purchaser is experienced, sophisticated, and knowledgeable in (A) the trading and/or purchasing of instruments of companies such as the ORRI, the Seller Note and the Preferred Units, and (B) the oil and gas industry and related business transactions. Each Purchaser has, based on such information as it deemed adequate and appropriate and the representations and warranties set forth in Article III, made its own independent evaluation of the value of the ORRI being purchased by it hereunder without any reliance on the Sellers or any of their respective Affiliates or any representatives (other than, for the avoidance of doubt, its reliance on the representations and warranties set forth in Article III). Each Purchaser further understands and acknowledges (A) the disadvantage to which such Purchaser may be subject due to any disparity of information, and (B) that neither the Sellers nor any of their respective Affiliates or representatives shall have any liability to such Purchaser due to or in connection with the non-disclosure of information (if any) in connection with the Transactions.

(c) For purposes of negotiating, considering the merits of, and executing this Agreement and the Transactions, the Purchasers acknowledge that neither the Sellers nor any of their Affiliates is or was a fiduciary of any Purchaser, whether based on an informal or formal fiduciary relationship. Without limiting the generality of the foregoing, and except with respect to claims for intentional common law fraud, in executing this Agreement, each Purchaser unequivocally represents, acknowledges, and states that such Purchaser is knowingly waiving (i) any claim that this Agreement was induced by any misrepresentations or nondisclosure, and (ii) any right to rescind, amend, or avoid this Agreement based upon presently existing facts, whether known or unknown, disclosed or undisclosed, or based on any alleged fiduciary duty, special relationship, or any other alleged duties of any kind whatsoever.

Section 4.7   No Other Representations or Warranties. Except as expressly set forth in Article III hereof, neither the Sellers nor any of their Affiliates or representatives has made and shall not be deemed to have made to the Purchasers or to any of their respective representatives or Affiliates any representation or warranty of any kind, and any such other representations or warranties are hereby expressly disclaimed, and each Purchaser hereby expressly disclaims reliance on any such other representation or warranty. Except as expressly set forth in Article III hereof, no Person has been authorized by the Sellers or any of their respective Affiliates or representatives to make any representation or warranty relating to the Closing Consideration, the Company, or otherwise in connection with the Transactions and, if made, each Purchaser disclaims reliance on such representation or warranty. Without limiting the generality of the foregoing, except as expressly set forth in Article III hereof, none of the Sellers, their respective Affiliates or representatives, or any other Person makes or has made, and the Purchasers have not relied on, any representation or warranty to Purchasers or to any of their respective representatives or Affiliates with respect to (a) any projections, reserves, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof), or future financial condition (or any component thereof) of the Closing Consideration or the Company heretofore or hereafter delivered to or made available to such Purchaser or its representatives or Affiliates, or (b) any other information, statements, or documents heretofore or hereafter delivered to or made available to such Purchaser or its representatives or Affiliates.

Article V
COVENANTS

Section 5.1   Seller Note Proceeds. During the period between the execution of this Agreement and earlier of the Closing Date or the termination of this Agreement pursuant to Article VII (the “Interim Period”), Pogo Royalty waives its right under Section 4(c)(i) of the Seller Note to receive any net proceeds raised in connection with the issuance of equity securities (but not debt securities). Each Purchaser agrees, however, not to issue any debt securities or otherwise incur indebtedness for borrowed money during the Interim Period without the prior written consent of Pogo Royalty (it being understood that such consent shall not be required to incur indebtedness at the Closing if the Closing Consideration is paid in full, including with a portion of such indebtedness). Each Purchaser also agrees that no cash proceeds of any financing activities undertaken during the Interim Period will be used to repay indebtedness under private notes or to repurchase any equity securities. For the avoidance of doubt, Pogo Royalty is not waiving any of the other covenants under Section 4 of the Seller Note.

Section 5.2   No Litigation. During the Interim Period, no Party shall (a) institute or prosecute against any other Party any action, or other Legal Proceeding relating to any claim arising under or in connection with the MIPA or the acceleration or enforcement of the Seller Note (the “Standstill Matters”) or (b) authorize, solicit, participate in, or cooperate with, directly or indirectly, the commencement or prosecution against other Party of any action or other Legal Proceeding related to the Standstill Matters. For the avoidance of doubt, this Section 5.2 shall not restrict, in any manner, the right of each Party to enforce the terms of this Agreement.

Section 5.3   Payment Mechanics. The Purchasers agree that, to the extent any Purchaser or any of its Affiliates enters into any arrangements in connection with obtaining financing for the Transactions pursuant to which the ORRI will be sold, assigned or otherwise transferred to a third party purchaser (an “ORRI Third Party Purchaser”), the ORRI will instead be sold directly to such ORRI Third Party Purchaser concurrently with the Closing. In addition, the Purchasers agree that all funds originating from financing activity undertaken directly by the Company (i.e., at the parent level) that will be used to pay the Note Payoff Fee will be contributed as a capital contribution directly from the Company to OpCo and will be held in an OpCo bank account prior to wiring to Pogo Royalty. In addition, the Parties agree to cooperate in good faith with respect to any request by the other Party relating to coordinating with and instructing transfer agents, securities intermediaries, brokers and similar Persons.

Section 5.4   Public Announcements; Securities Filings. The Purchasers, on the one hand, and the Sellers, on the other hand, shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement and consider in good faith any comments provided by the other Party; provided, however, that neither Party shall make any disparaging or otherwise negative reference to the other Party without the such Party’s prior written consent (which may be withheld in its sole discretion). In addition, the Purchasers, on the one hand, and the Sellers, on the other hand, shall give such other Party a reasonable opportunity to comment on any filing to be made with the SEC and consider all such comments in good faith.

Section 5.5   Cooperation. The Purchasers agree to keep the Sellers reasonably apprised of the status of any financing undertaken in connection with this Agreement or the Transactions, including, but not limited to, a financing as described in Section 5.3. In addition, the Purchasers agree to enter into a customary non-disclosure agreement with any potential counterparty identified by the Sellers, provide any information reasonably requested by such counterparty and engage in good faith discussions with such counterparty.

Section 5.6   Further Assurances. Each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the Transactions, including the execution and delivery of such documents and other instruments as may reasonably be required to carry out the provisions of this Agreement, including with respect to the negotiation of the Transaction Documents. After Closing, each of the Parties agree to take such further actions and to execute, acknowledge, and deliver all such further documents necessary or appropriate for carrying out the purposes of this Agreement or of any other Transaction Document delivered pursuant to this Agreement.

Section 5.7   Release; Covenant Not to Sue; Non-Disparagement.

(a) Except as expressly set forth in Section 5.7(c) or with respect to intentional common law fraud, effective as of the Closing, each Seller, on behalf of itself and its current and/or former officers, directors, members, partners, employees, agents, representatives, Affiliates, predecessors, successors, attorneys, assigns, and any other Person who may assert a claim by or through such Seller(collectively, the “Seller Releasing Parties”), hereby forever release, discharge, and acquit the Purchasers and their respective current and/or former officers, directors, members, partners, employees, equity holders, agents, representatives, Affiliates, predecessors, successors, attorneys, and assigns (collectively, the “Purchaser Released Parties”) of and from any claims, demands, disputes, rights, actions or causes of action, orders, obligations, debts and liabilities, arbitration, lawsuits or Legal Proceedings of any kind, nature or description whatsoever, whether direct, derivative, individual, representative, or in any other capacity, upon any legal or equitable theory (tort, contract or otherwise), whether known or unknown, foreseen or unforeseen, matured or unmatured, concealed or hidden, suspected or unsuspected, which such Seller Releasing Party ever had, now has or may have arising out of or related to (i) the Company, OpCo, EONR Royalties, Pogo Resources, LH Operating, LLC and their Affiliates and their business, management, assets, and operations (including royalties payable) or (ii) the MIPA, in each case from the beginning of the world to the Closing (collectively, the “Seller Released Claims”). Subject to Section 5.7(c) below, this is a full and final release of all Seller Released Claims and is intended to be and shall be deemed for all purposes to be as broad and comprehensive with respect to such matters as permitted under Law. Accordingly, at the Closing, the Seller Releasing Parties shall have been deemed to have waived any provisions, rights, and benefit conferred by any Law providing that a general release does not extend to unknown claims.

(b) Effective as of the Closing, no Seller Releasing Party shall (i) institute or prosecute against any Purchaser Released Party any action or other Legal Proceeding based in whole or in part upon the Seller Released Claims or (ii) authorize, solicit, participate in, or cooperate with, directly or indirectly, the commencement or prosecution against any Purchaser Released Party of any action or other Legal Proceeding based in whole or in part upon any Seller Released Claims. No Seller Releasing Party shall hereafter initiate or participate (except as required by a valid subpoena or other legal process directed to such Seller Releasing Party) in any claim, lawsuit, or other Legal Proceeding of any type in any way arising out of, related to or involving the Seller Released Claims. The Seller Releasing Parties shall notify the Purchasers in writing within five (5) days of any initiation of, or request to participate in, any such claim, lawsuit, or other Legal Proceeding. The Sellers agree that if any Seller Releasing Party, or any party acting on behalf of any Seller Releasing Party, commences any legal proceeding regarding the subject matter of the Seller Released Claims and any Purchaser Released Party is made a party to such legal proceeding, the Sellers will join with the Purchaser Released Party to take all actions necessary to have such Legal Proceeding immediately dismissed.

(c) Nothing in this Section 5.7 shall prohibit any of the Sellers from enforcing the terms of this Agreement, the Purchaser Documents or the respective obligations of the Purchasers, individually or collectively, under this Agreement and the Purchaser Documents, to the fullest extent permitted by Law.

(d) Except as expressly set forth in Section 5.7(f) or with respect to intentional common law fraud, effective as of the Closing, each Purchaser, on behalf of itself and its current and/or former officers, directors, members, partners, employees, agents, representatives, Affiliates, predecessors, successors, attorneys, assigns, and any other Person who may assert a claim by or through such Purchaser (collectively, the “Purchaser Releasing Parties”), hereby forever release, discharge, and acquit the Sellers and their respective current and/or former officers, directors, members, partners, employees, equity holders, agents, representatives, Affiliates, predecessors, successors, attorneys, and assigns (collectively, the “Seller Released Parties”) of and from any claims, demands, disputes, rights, actions or causes of action, orders, obligations, debts and liabilities, arbitration, lawsuits or Legal Proceedings of any kind, nature or description whatsoever, whether direct, derivative, individual, representative, or in any other capacity, upon any legal or equitable theory (tort, contract or otherwise), whether known or unknown, foreseen or unforeseen, matured or unmatured, concealed or hidden, suspected or unsuspected, which such Purchaser Releasing Party ever had, now has or may have arising out of or related to (i) the Company, OpCo, Pogo Resources, LH Operating, LLC and their Affiliates and their business, management, assets, and operations (including with respect to LH Operating, LLC employee compensation claims) or (ii) the MIPA, in each case from the beginning of the world to the Closing (collectively, the “Purchaser Released Claims”). Subject to Section 5.7(f) below, this is a full and final release of all Purchaser Released Claims and is intended to be and shall be deemed for all purposes to be as broad and comprehensive with respect to such matters as permitted under Law. Accordingly, at the Closing, the Purchaser Releasing Parties shall have been deemed to have waived any provisions, rights, and benefit conferred by any Law providing that a general release does not extend to unknown claims.

(e) Effective as of the Closing, no Purchaser Releasing Party shall (i) institute or prosecute against any Seller Released Party any action or other Legal Proceeding based in whole or in part upon the Purchaser Released Claims or (ii) authorize, solicit, participate in, or cooperate with, directly or indirectly, the commencement or prosecution against any Seller Released Party of any action or other Legal Proceeding based in whole or in part upon any Purchaser Released Claims. No Purchaser Releasing Party shall hereafter initiate or participate (except as required by a valid subpoena or other legal process directed to such Purchaser Releasing Party) in any claim, lawsuit, or other Legal Proceeding of any type in any way arising out of, related to or involving the Purchaser Released Claims. The Purchaser Releasing Parties shall notify the Sellers in writing within five (5) days of any initiation of, or request to participate in, any such claim, lawsuit, or other Legal Proceeding. Each Purchaser agrees that if any Purchaser Releasing Party, or any party acting on behalf of any Purchaser Releasing Party, commences any legal proceeding regarding the subject matter of the Purchaser Released Claims and any Seller Released Party is made a party to such legal proceeding, the Purchasers will join with the Seller Released Party to take all actions necessary to have such Legal Proceeding immediately dismissed.

(f) Nothing in this Section 5.7 shall prohibit any of the Purchasers from enforcing the terms of this Agreement, the Seller Documents or the respective obligations of the Sellers, individually or collectively, under this Agreement and the Seller Documents, to the fullest extent permitted by Law.

(g) For a period of five years after the Closing Date, each Party agrees not to make, and shall instruct its officers, directors, agents, and employees not to make, any disparaging or negative statements, whether written or oral, about the other Party or its officers, directors, agents, or Affiliates. Notwithstanding the foregoing, nothing in this Section 5.7(g) shall prohibit any person from making statements that are required to made by Law or legal process (including testifying truthfully in any Legal Proceeding).

Article VI
CONDITIONS TO CLOSING

Section 6.1   Conditions to the Seller’s Obligations. The obligation of the Sellers to consummate the Transactions is subject to the satisfaction of the following conditions, any of which may be waived in writing by the Sellers:

(a) No temporary or permanent Order shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Body nor shall any proceeding brought by a Governmental Body seeking any of the foregoing be pending, or any applicable Law shall be in effect enjoining or otherwise prohibiting consummation of the Transactions.

(b) Each of the representations and warranties of the Purchasers contained in Article IV of this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date, with the same effect as if then made. The Purchasers shall have performed, in all material respects, all obligations required by this Agreement to be performed by it on or prior to the Closing Date. The Purchasers shall have delivered a certificate to the Pogo Royalty, executed by each Purchaser or one or more duly authorized representatives thereof, as the case may be, as to the matters referred to in this Section 6.1(b) in respect of such Purchaser and confirming that the Closing Notice remains true and correct in all respects.

(c) Pogo Royalty shall have received written notice (the “Closing Notice”) from the Purchasers specifying the Closing Date (which must be at least two Business Days after delivery of such notice) and certifying that (i) EONR Royalties (or the ORRI Third Party Purchaser) is ready, willing and able to pay the ORRI Purchase Price, (ii) OpCo is willing, ready and able to pay the Note Payoff Fee, (iii) the Company is willing, ready and able to issue the Share Consideration and (iv) no Purchaser is subject to an Insolvency Event.

(d) Pogo Royalty shall have received (i) a written consent, in a form reasonably acceptable to the Seller, executed by First International Bank & Trust consenting to the Transactions and (ii) a written termination agreement, in a form reasonably acceptable to Pogo Royalty, executed by First International Bank & Trust and the Company, terminating the Subordination Agreement (collectively, the “Lender Consent”).

Section 6.2   Conditions to the Purchasers’ Obligations. The obligation of the Purchasers to consummate the Transactions is subject to the satisfaction of the following conditions, any of which may be waived in writing by the Purchasers:

(a) No temporary or permanent Order shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Body nor shall any proceeding brought by a Governmental Body seeking any of the foregoing be pending, or any applicable Law shall be in effect enjoining or otherwise prohibiting consummation of the Transactions.

(b) Each of the representations and warranties of the Sellers contained in Article III of this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date, with the same effect as if then made. The Sellers shall have performed, in all material respects, all obligations required by this Agreement to be performed by it on or prior to the Closing Date. Pogo Royalty shall have delivered a certificate to the Purchasers, executed by Pogo Royalty or one or more duly authorized representatives thereof, as the case may be, as to the matters referred to in this Section 6.2(b) in respect of Pogo Royalty.

(c) The Company shall have received any stockholder consent required under applicable stock exchange rules.

(d) The Purchasers shall have issued the Closing Notice to Pogo Royalty.

(e) Pogo Royalty shall have delivered to the Purchasers a properly completed and executed Internal Revenue Service Form W-9 or an applicable Internal Revenue Service Form W-8 properly referencing Pogo Royalty and providing the relevant information of its regarded owner for U.S. federal income tax purposes.

Article VII
TERMINATION

Section 7.1   Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Sellers and the Purchasers.

Section 7.2   Automatic Termination. This Agreement shall automatically terminate at 1:00 p.m. Central Time on June 3, 2025 (the “Outside Date”).

Section 7.3   Termination by the Sellers. This Agreement may be terminated at any time prior to the Closing by the Sellers if there has been a material breach of any representation, warranty, covenant or agreement made by the Purchasers in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that the conditions set forth in Section 6.1(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured, prior to the earlier of (i) fifteen days after written notice thereof is given by the Sellers to the Purchasers and (ii) one Business Day prior to the Outside Date (and in each case assuming the Closing were to occur on such date); provided, however, that the right to terminate this Agreement under this Section 7.3 shall not be available to the Sellers if any Seller is in breach of this Agreement such that any of the conditions set forth in Section 6.2(b) would not be satisfied.

Section 7.4   Termination by the Purchasers. This Agreement may be terminated at any time prior to the Closing by the Purchasers if there has been a material breach of any representation, warranty, covenant or agreement made by the Sellers in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that the conditions set forth in Section 6.2(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured, prior to the earlier of (i) fifteen days after written notice thereof is given by the Purchasers to the Sellers and (ii) one Business Day prior to the Outside Date (and in each case assuming the Closing were to occur on such date); provided, however, that the right to terminate this Agreement under this Section 7.3 shall not be available to the Purchasers if any Purchaser is in breach of this Agreement such that any of the conditions set forth in Section 6.1(b) would not be satisfied.

Section 7.5   Effect of Termination. In the event of any termination of this Agreement pursuant to Article VII, this Agreement shall be terminated, and there shall be no further liability or obligation hereunder or thereunder on the part of any Party hereto; provided, however, that nothing contained in this Agreement (including this Section 7.5) will relieve any Party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Article VIII
MISCELLANEOUS

Section 8.1   Expenses. The Sellers, on the one hand, and the Purchasers, on the other hand, shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document, and instrument contemplated by this Agreement and the consummation of the Transactions.

Section 8.2   Governing Law; Submission to Jurisdiction; Consent to Service of Process.

(a) This Agreement is governed by and will be construed in accordance with the Laws of the State of Texas without giving effect to any choice or conflict of Law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.

(b) All actions, suits or proceedings arising out of or relating to this Agreement, any of the other Transaction Documents or the consummation of the Transactions shall be heard and determined exclusively in the First Business Court Division of the State of Texas located in Dallas, Texas (the “Texas Business Court”) or, if such court does not have jurisdiction, any federal court sitting in the State of Texas. Consistent with the preceding sentence, the Sellers and the Purchasers hereby (i) irrevocably submit to the exclusive jurisdiction of the Texas Business Court and federal courts located in Texas (and of the appropriate appellate courts therefrom) for the purpose of any action, suit or proceeding Texas out of or relating to this Agreement, any of the other Transaction Documents, or the consummation of the Transactions brought by any of them; (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement, any of the other Transaction Documents, or the Transactions may not be enforced in or by any of the above-named courts; and (iii) irrevocably consent to and grant any such court exclusive jurisdiction over the person of such Parties and over the subject matter of such action, suit or proceeding and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.4.

Section 8.3   Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits) and the Transaction Documents represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, whether written or oral, among the Parties with respect to the subject matter hereof. This Agreement can be amended, supplemented, or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification, or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

Section 8.4   Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by electronic mail (with written confirmation of transmission), or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and emails (or to such other address or email as a Party hereto may have specified by notice given to another Party hereto pursuant to this provision):

If to a Seller, to:	If to a Purchaser, to:

Pogo Royalty, LLC Oak Lawn Hall at Old Parkland	EON Resources Inc.
3879 Maple Avenue, Suite #400 Dallas, Texas 75219	3730 Kirby Drive, Suite #1200, Houston, Texas 77098
Attention: Bayard Friedman	Attention: Dante Caravaggio
Email: bayard@cicpartners.com	Email:dvcaravaggio321@gmail.com

With a copy to (which shall not constitute notice):	With a copy to (which shall not constitute notice):

Baker Botts L.L.P. 2001 Ross Avenue, Suite 900 Dallas, Texas 75201 Attention: Bryan Henderson Email: bryan.henderson@bakerbotts.com	Parsons McEntire McCleary PLLC One Riverway Drive Suite 1800 Houston, Texas 77056 Attention: Sawnie McEntire Email: smcentire@pmmlaw.com

Pryor Cashman LLP
7 Times Square
New York, New York 10036
Attention: Matthew Ogurick
Email: mogurick@pryorcashman.com

Section 8.5   Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, such provision shall be modified so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 8.6   Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except for the Purchaser Released Parties and the Seller Released Parties and as set forth in Section 8.7 (who are express third-party beneficiaries) nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a Party. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void.

Section 8.7   Non-Recourse. No past, present, or future director, officer, employee, incorporator, member, partner, equity holder, Affiliate, agent, attorney, or representative of the any Party or its Affiliates shall have any liability for any obligations or liabilities of the Parties under this Agreement of or for any claim based on, in respect of, or by reason of, the Transactions.

Section 8.8   Counterparts. This Agreement may be executed in counterparts (whether in electronic, or photostatic format or otherwise), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 8.9   Exhibits. The Exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Section 8.10   Specific Performance. Each of the Parties acknowledges that its obligations hereunder are unique and that remedies at law, including monetary damages, will be inadequate in the event it should default in the performance of its obligations under this Agreement. Accordingly, in the event of any breach of any agreement, representation, warranty or covenant set forth in this Agreement, the Purchasers, in the case of a breach by any Seller, and the Sellers, in the case of a breach by any Purchaser, shall be entitled to equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to order the defaulting Party to affirmatively carry out its obligations under this Agreement, and each of the Parties hereby waives any defense to the effect that a remedy at law would be an adequate remedy for such breach. Such equitable relief shall be in addition to any other remedy to which each of the Parties are entitled to at law or in equity as a remedy for such nonperformance, breach or threatened breach. Each of the Parties hereby waives any requirements for the securing or posting of any bond with such equitable remedy. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any of the Parties, each of whom expressly reserves any and all rights and remedies available to it at law or in equity in the event of any breach or default by the others under this Agreement.

Section 8.11   Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN CONNECTION WITH OR RELATED TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

THE SELLERS:

pogo royalty, LLC

By:	/s/ Kirk Pogoloff
Name:	Kirk Pogoloff
Title:	Manager

CIC POGO LP

By:	cic iv gp, llc
Its:	General Partner

By:	/s/ Fouad Bashour
Name:	Fouad Bashour
Title:	Manager

DENCO Resources, LLC

By:	/s/ John L. Denman, Jr.
Name:	John L. Denman, Jr.
Title:	President

pogo resources management, LLC

By:	/s/ Kirk Pogoloff
Name:	Kirk Pogoloff
Title:	Manager

4400 holdings, LLC

By:	/s/ Kirk Pogoloff
Name:	Kirk Pogoloff
Title:	Manager

[Signature Page to Purchase and Sale Agreement]

THE PURCHASERS:

EON RESOURCES INC.

By:	/s/ Dante Caravaggio
Name:	Dante Caravaggio
Title:	Chief Executive Officer

HNRA UPSTREAM, LLC

By:	/s/ Mitchell B. Trotter
Name:	Mitchell B. Trotter
Title:	President

HNRA ROYALTIES, LLC

By:	/s/ Mitchell B. Trotter
Name:	Mitchell B. Trotter
Title:	President

HNRA PARNTER, INC.

By:	/s/ Mitchell B. Trotter
Name:	Mitchell B. Trotter
Title:	President

[Signature Page to Purchase and Sale Agreement]

EXHIBIT A

DEFINITIONS

(a) Definitions. For purposes of this Agreement, the following terms shall have the respective meanings specified below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means any day of the year other than a Saturday or Sunday or any day on which the Federal Reserve Bank of Dallas is closed.

“Closing Consideration” means the ORRI Purchase Price, the Note Payoff Fee and the Share Consideration.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Conveyance Agreement” means that certain Conveyance of Overriding Royalty Interest dated July 17, 2023, but effective July 1, 2023, from Pogo Resources and LH Operating, LLC to Pogo Royalty recorded at Reception No. 2308085, Book 1173, Page 0356 in the official records of the County Clerk of Eddy County, New Mexico.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Insolvency Event” means, with respect to any Person, shall occur and be continuing if either (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (x) relief in respect of such Person, or of a substantial part of the property or assets of such Person, under Title 11 of the United States Code, as now constituted or hereafter amended, or any successor to or replacement of such statute, or any other federal or state bankruptcy, insolvency, receivership or similar law, (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for a substantial part of the properties or assets of such Person or (z) the winding-up, liquidation or dissolution of such Person; and such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered, or (b), such Person (i) voluntarily commences any proceeding or files any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any successor to or replacement of such statute, or any other federal or state bankruptcy, insolvency, receivership or similar law, (ii) consents to, or fails to contest in a timely and appropriate manner, the commencement against of any proceeding or the filing of any petition described in clause (i) above, (iii) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for a substantial part of the properties or assets of such Person, (iv) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) makes a general assignment for the benefit of creditors, (vi) becomes unable, or admits in writing its inability or fails generally to pay its debts as they become due or (vii) takes any action for the purpose of effecting any of the foregoing.

Exhibit A

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order, or other requirement.

“Legal Proceeding” means any action, suit, mediation, investigation, inquiry, proceeding, or claim (including any counterclaim).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any equity holder or similar agreement, encumbrance, or any other restriction or limitation whatsoever, including any Contract granting any of the foregoing.

“OpCo LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of OpCo, dated as of November 15, 2023.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment, or arbitration award of a Governmental Body.

“ORRI Loan” means any agreement between one or more lenders and Pogo Royalty pursuant to which indebtedness of Pogo Royalty is secured by the ORRI.

“Override Agreement” means that certain Agreement Regarding Overriding Royalty Interest, effective as of July 1, 2023, by and between Pogo Royalty, on one hand, and Pogo Resources and LH Operating, LLC, on the other hand.

“Permit” means any approvals, authorizations, consents, licenses, registrations, variances, permits, or certificates or similar document or authority granted by or obtained from a Governmental Body, and applications therefor and renewals thereof.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body, or other entity.

“SEC” means the United States Securities and Exchange Commission.

“Subordination Agreement” that certain Seller’s Note Subordination Agreement, dated as of November 15, 2023, by and among Pogo Royalty, the Company, and First International Bank & Trust.

“Transaction Document” means this Agreement and each other agreement, document, certificate, or instrument delivered pursuant to, or in connection with, the Transactions.

“Transactions” means the ORRI Purchase, the Note Payoff, the Termination, the Preferred Unit Exchange and any other transactions contemplated by this Agreement and the other Transaction Documents.

Exhibit A

Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the Sections indicated below:

Term	Section
4400	Preamble
Agreement	Preamble
CIC	Preamble
Class A Common Stock	4.3
Closing	2.2
Closing Date	2.2
Closing Notice	6.1(c)
Company	Preamble
control, controlled by, or under common control with	Exhibit A
DenCo	Preamble
Execution Date	Recitals
Interim Period	5.1
Lender Consent	6.1(d)
MIPA	Recitals
Note Payoff	1.2(a)
Note Payoff Fee	1.2(a)
ORRI	Recitals
ORRI Purchase	1.1(a)
ORRI Purchase Price	1.1(b)
ORRI Third Party Purchaser	5.3
Party or Parties	Preamble
Pogo Resources	Recitals
Pogo Resources Management	Preamble
Pogo Royalty	Preamble
Preferred Unit Exchange	1.3
Preferred Units	Recitals
Purchaser Documents	4.1
Purchasers	Preamble
Purchaser Released Claims	5.7(d)
Purchaser Released Parties	5.7(a)
Purchaser Releasing Parties	5.7(d)
Reduced Seller Note	1.2(a)
Seller Documents	3.1
Seller Note	Recitals
Sellers	Preamble
Seller Released Claims	5.7(a)
Seller Released Parties	5.7(d)
Seller Releasing Parties	5.7(a)
Share Consideration	1.3
SPAC Subsidiary	Preamble
Standstill Matters	5.2
Target Interests	Recitals
Termination	1.2(a)
Texas Business Court	8.2(b)

Exhibit A

(b) Miscellaneous. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

(ii)   Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. Except as otherwise expressly provided or unless the context otherwise requires, definitions shall be equally applicable to both the singular and plural forms of the terms defined.

(iii) Headings. The division of this Agreement into Articles, Sections, and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(iv) Herein. The words such as “herein,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(v) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(vi) References. References herein (A) to a specific Law, or to specific provisions of Laws means such Law or specific provisions of Laws as amended, modified, or supplemented from time to time and in effect on the date hereof and includes any successor comparable Laws in effect on the date hereof or provisions of Laws thereto in effect on the date hereof and any rules and regulations promulgated thereunder in effect on the date hereof, (B) to the phrase “to the extent” means “the degree by which” and not “if,” (C) to the word “Agreement,” means this Agreement as amended or supplemented, together with all Exhibits attached hereto or incorporated by reference, and (D) to the word “or” is used in the inclusive sense of “and/or.”

(vii)   Ambiguity. The Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(viii) Interpretation. Except as specified herein, it is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, and covenants in this Agreement shall be construed to be cumulative and that each representation, warranty, and covenant in this Agreement shall be given full separate and independent effect. Without limitation to the foregoing, except as otherwise expressly provided in this Agreement, nothing in any representation or warranty in this Agreement shall in any way limit or restrict the scope, applicability, or meaning of any other representation or warranty made in this Agreement. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

Exhibit A